EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT


                                              Jurisdiction of      Percentage
              Name                             Incorporation       Ownership
------------------------------------          ---------------      ----------

Hyde, Inc.                                      Maine                 100%

Saucony Canada, Inc.(1)                         Ontario                95%

Saucony UK, Inc.(1)                             Massachusetts         100%

Saucony Sports, B.V.(1)                         Netherlands           100%

Saucony Deutschland Vertriebs GmbH(1)           Germany               100%

QR Divestiture, Inc.(2)                         Delaware              100%

Saucony Asia Pacific Limited                    Hong Kong             100%



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(1)Does business as "Saucony."
(2)Formerly known as Quintana Roo, Inc.